PROSPECTUS


                                  [LOGO] MERCK

                              STOCK INVESTMENT PLAN


     The Merck Stock Investment Plan (the "Plan") of Merck & Co., Inc., a New Jersey corporation ("Merck"), provides participants with a convenient and economical method of purchasing shares of Merck's common stock, $.01 par value per share ("Common Stock"), and reinvesting cash dividends paid on Common Stock in additional shares of Common Stock. Participation in the Plan is open to any registered holder of Common Stock and to any person who becomes a registered holder of Common Stock by enrolling in the Plan, paying a one-time account set-up fee of $5 and either making an initial investment of at least $350 or authorizing automatic monthly cash investments of at least $50. Beneficial owners of Common Stock whose only shares are registered in names other than their own (e.g., held in street name in a brokerage account) are not eligible until they become stockholders of record either by withdrawing the shares from their brokerage account and registering the shares in their own name or by enrolling in the Plan in the same manner as a non-stockholder.


     Participants in the Plan may elect to have the cash dividends paid on all or a percentage of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Participants may also purchase additional shares of Common Stock by making optional cash investments in accordance with the provisions of the Plan. Holders of Common Stock who choose not to participate in the Plan will continue to receive cash dividends on shares of Common Stock registered in their name, as declared, by check or direct deposit.

     Shares of Common Stock purchased by participants in the Plan may be treasury or new issue Common Stock or, at Merck's option, Common Stock purchased in the open market or in negotiated transactions. Treasury or new issue Common Stock is purchased from Merck at the market price on the applicable investment date. The price of Common Stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased.

     The Plan supersedes the Merck & Co., Inc. Automatic Dividend Reinvestment and Cash Payment Plan in its entirety. If you are currently participating in the Merck & Co., Inc. Dividend Reinvestment and Cash Payment Plan, you will be automatically enrolled in the new Plan. If you have elected partial reinvestment of your dividends, you will receive a Plan Authorization Form on which you will be asked to specify the percentage of your shares with respect to which you want dividends reinvested, as dividend reinvestment under the new Plan is based on a specified percentage of shares rather than a specified number of shares.

     A complete description of the Plan begins on page 4 of this Prospectus.

     Shares of Common Stock offered under the Plan to persons who are not currently stockholders of Merck are offered through Norwest Investment Services, Inc., a registered broker/dealer.

     PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                The date of this Prospectus is February 12, 1999.

                              AVAILABLE INFORMATION

     Merck is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Merck with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Such materials also may be accessed through the Commission's Internet Web site located at http://www.sec.gov. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section , 450 Fifth Street, NW, Washington, DC 20549. Reports, proxy statements and other information filed by Merck also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

     Merck has filed a registration statement on Form S-3 (File No. 333-17045) (the "Registration Statement") with the Commission registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. A copy of the Registration Statement may be inspected or obtained in the manner described above. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Merck and the shares of Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by Merck with the Commission (File No. 1-3305) pursuant to the Exchange Act are incorporated by reference in this
Prospectus: (a) annual report on Form 10-K for the year ended December 31, 1997;
(b) Form 10-K/A filed on June 24, 1998, amending Merck's Form 10-K for the year ended December 31, 1997; and (c) quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.


     All documents filed by Merck with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Merck will provide without charge to each person to whom this Prospectus is delivered (including any beneficial owner of shares of Common Stock), on the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Written or telephone requests should be directed to the Corporate Secretary, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100, telephone (908) 423-1000.

                                     MERCK


         Merck & Co., Inc. ("Merck" or the "Company") is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care, L.L.C. ("Merck-Medco"). The Company's operations are principally managed on a products and services basis and are comprised of two reportable segments: Merck Pharmaceutical and Merck-Medco. Merck Pharmaceutical products consist of therapeutic agents, sold by prescription, for the treatment of human disorders. Merck-Medco revenues are derived from the filling and management of prescriptions and health management programs.

         The following table shows the sales of various categories of the Company's products and services:

                      ($ IN MILLIONS)                  1998          1997           1996
                      ---------------                  ----          ----           ----

         Elevated cholesterol.....................  $ 4,694.1     $ 4,672.3      $ 4,055.9
         Hypertension/heart failure...............    4,213.5       3,855.0        3,452.6
         Anti-ulcerants...........................    1,113.5       1,184.4        1,033.5
         Vaccines/biologicals.....................      846.7         733.6          586.8
         Osteoporosis.............................      775.2         532.1          281.8
         Antibiotics..............................      743.3         774.9          822.3
         Human immunodeficiency virus ("HIV").....      676.3         581.7          187.8
         Ophthalmologicals........................      630.7         639.1          643.6
         Animal health/crop protection............          -         550.0        1,044.1
         Other Merck products.....................    1,603.2         673.5          562.3
         Merck-Medco..............................   11,601.7       9,440.3        7,158.0
                                                    ---------     ---------      ---------
              Total...............................  $26,898.2     $23,636.9      $19,828.7
                                                    =========     =========      =========



         Human health products include therapeutic agents within the Merck Pharmaceutical segment, sold by prescription for the treatment of human disorders as well as preventive agents (vaccines/biologicals). Among these are elevated cholesterol products, which include ZOCOR (simvastatin) and MEVACOR (lovastatin); hypertension/heart failure products which include VASOTEC (enalapril maleate), the largest-selling product among this group, COZAAR (losartan potassium), HYZAAR (losartan potassium and hydrochlorothiazide), PRINIVIL (lisinopril) and VASERETIC (enalapril maleate and hydrochlorothiazide); anti-ulcerants, of which PEPCID (famotidine) is the largest-selling; vaccines/biologicals, of which M-M-R II (measles, mumps and rubella virus vaccine live), RECOMBIVAX HB (hepatitis B vaccine [recombinant]) and VARIVAX (varicella virus vaccine live [Oka/Merck]), a live virus vaccine for the prevention of chickenpox, are the largest-selling; osteoporosis, which is comprised of FOSAMAX (alendronate sodium), for treatment and prevention in postmenopausal women; antibiotics, of which PRIMAXIN (imipenem and cilastatin sodium) and NOROXIN (norfloxacin) are the largest-selling; human immunodeficiency virus, which includes CRIXIVAN (indinavir sulfate), a protease inhibitor for the treatment of human immunodeficiency viral infection in adults; and ophthalmologicals, of which TIMOPTIC (timolol maleate), TIMOPTIC-XE (timolol maleate ophthalmic gel forming solution) and TRUSOPT (dorzolamide hydrochloride) are the largest selling.

         Animal health products include medicinals used to control and alleviate disease in livestock, small animals and poultry. Crop protection includes products for the control of crop pests and fungal disease. In July 1997, the Company sold its crop protection business to Novartis. In August 1997, the Company and Rhone-Poulenc combined their animal health and poultry genetics businesses to form Merial Limited ("Merial"). Amounts for 1997 reflect sales for these businesses prior to the completion of these transactions.

            Other Merck products include sales of PROSCAR (finasteride), which provides long-term disease management of symptomatic benign prostate enlargement, SINGULAIR (montelukast sodium), for the prevention and treatment of chronic asthma in adults and children aged six and above, AGGRASTAT (tirofiban hydrochloride), a platelet blocker, for treatment of accute coronary syndrome, MAXALT (rizatriptan benzoate), an anti-migraine treatment, PROPECIA (finasteride), which treats male pattern hair loss and other human pharmaceuticals within the Merck Pharmaceutical segment, continuing sales to divested businesses, pharmaceutical and animal health supply sales to the Company's joint ventures and, as of July 1, 1998, supply sales to Astra Pharmaceuticals, L.P. Also included in this category are rebates and discounts on Company pharmaceutical products.

            Merck-Medco primarily includes Merck-Medco sales of non-Merck products and Merck-Medco pharmaceutical benefit services, principally managed prescription drug programs and programs to help manage patient health.

     Merck provides a more detailed description of its current business and industry segments, including an overview of the regulatory environment within which it and its subsidiaries operate, in its annual report on Form 10-K filed with the Commission and incorporated by reference herein. A copy of Merck's most recent annual report on Form 10-K can be obtained without charge. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                             DESCRIPTION OF THE PLAN

PURPOSES

     The Plan provides participants with a convenient and economical method of systematically increasing their ownership interest in Merck through purchases of Common Stock and the reinvestment of cash dividends in additional shares of Common Stock.


COMMENCEMENT

     The Plan is expected to be effective on February 1, 1997. Any funds received prior to that time will be held for investment until the next purchase date which is expected to be in the first week of February.


FEATURES

     The Plan has the following features:

     * OPEN TO NON-STOCKHOLDERS. Persons who do not currently own shares of Common Stock may become participants in the Plan by paying an account set-up fee of $5 and either making an initial investment of at least $350 or authorizing automatic monthly cash investments of at least $50.

     * AUTOMATIC REINVESTMENT OF DIVIDENDS. Cash dividends paid on all or a specified percentage of shares of Common Stock are automatically reinvested in additional shares of Common Stock.

     * OPTIONAL CASH INVESTMENTS. Participants may make optional cash investments in Common Stock of a minimum of $50 per investment up to an aggregate of $50,000 per year. Optional cash investments may be made by automatic monthly electronic funds transfer or by check or money order at weekly or less frequent intervals, as the participant desires.

     * FULL INVESTMENT OF PLAN FUNDS. Funds invested in the Plan are fully invested through the purchase of fractional shares, as well as full shares. Cash dividends on fractional shares are reinvested in additional shares of Common Stock.

     * TELEPHONE TRANSACTIONS. Participants may establish telephone privileges for their Plan accounts, enabling them to execute certain Plan orders by phone as follows:

          -- Sell a portion or all of their Plan shares (If current market value of shares to be sold is $25,000 or less)

          -- Request a certificate for a portion or all of their full Plan shares

          --   Change the amount of their monthly Electronic Funds Transfer

          --   Terminate their monthly Electronic Funds Transfer

          -- Change their reinvestment option. (Example: Change from full reinvestment to partial reinvestment)

          If you already participate in the Plan and want to receive a form to establish telephone transaction privileges for your account, please call the Plan Administrator at (800) 522-9114.

     * SHARE SAFEKEEPING. Participants may deposit for safekeeping certificates representing shares of Common Stock held in certificate form, whether or not the shares were issued under the Plan, at no cost to the participants.

     * ACCOUNT STATEMENTS. Account statements detailing each participant's Plan activities are mailed to each participant on a quarterly basis and following each Plan transaction.


CONSIDERATIONS

     You should consider the following prior to participating in the Plan:

     * BROKERAGE COMMISSIONS. Participants pay a brokerage commission of $0.01 for each share of Common Stock purchased or sold for their Plan account in open market transactions. Merck expects that generally all Plan purchases and sales will be effected in open market transactions.

     * SERVICE FEES. Participants also pay a service fee as described herein for certain Plan transactions, including dividend reinvestment and optional cash investments, whether or not the transactions are effected in open market transactions.

     * INVESTMENT TIMING; PRICE RISKS. Because the prices at which Plan shares are purchased are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose certain advantages otherwise available from being able to select the timing of their investment. For example, because the price charged to participants for shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased over a period of up to 5 business days following an investment date, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

     * NO INTEREST PENDING INVESTMENT. No interest is paid on optional cash investments pending their investment in Common Stock.


ADMINISTRATION

     As of the date of this Prospectus, administration of the Plan, which includes enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for certificates, and issuing account statements, is handled by Norwest Shareowner Services SM (the "Plan Administrator").

All inquiries and notices (including change of address) concerning your Plan account are handled by Merck and should be directed to:

          Merck & Co., Inc.
          Stockholder Services Department
          P.O. Box 100 (WS 3AB-40)
          Whitehouse Station, NJ 08889-0100

or by telephone at (800) 613-2104 Monday through Friday, between the hours of 8:30 a.m. and 4:00 p.m., Eastern Standard Time.

     Participants may submit enrollment applications, optional cash investments, certificate deposits for safekeeping, certificate withdrawal, and share sale requests to the Plan Administrator at the following address:

          Merck & Co., Inc.
          c/o Shareowner Services
          P.O. Box 64855
          St. Paul, MN 55164-0855

Shareowner Services can be contacted at (800) 522-9114 between 7:00 a.m. and 7:00 p.m., Central Standard Time, on any business day. Written communications may also be sent to the Plan Administrator by telefax at (651) 552-6999.

     The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for participants' Plan accounts, including the selection of the broker or dealer through which Plan purchases and sales are made. Merck has no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker or dealer used by the Plan Administrator to effect open market transactions.


FORMS

     PLAN AUTHORIZATION FORM. A Plan Authorization Form is used to enroll in the Plan and, at the time of enrollment, authorize electronic funds transfers and telephone transaction privileges.

     PLAN TRANSACTION FORM. A Plan Transaction Form is used to make optional cash investments, transfer or sell your Plan shares, deposit your share certificates with the Plan Administrator (if done after enrollment), and terminate your participation in the Plan. A Plan Transaction Form is attached to each account statement mailed to participants.

     ACCOUNT ELECTION FORM. An Account Election Form is used to authorize electronic funds transfers after enrollment or to change the amount of or terminate electronic funds transfers.

     Account Election Forms and additional Plan Authorization Forms and Plan Transaction Forms can be obtained from the Plan Administrator upon request.


ELIGIBILITY

     Any person or entity, whether or not currently a registered holder of Common Stock, may participate in the Plan by enrolling in accordance with the procedures described in "Enrollment and Participation" below. Merck reserves the right to deny, modify, suspend or terminate participation by any person or entity. See "Other Information -- Denial or Termination of Participation by Merck."

ENROLLMENT AND PARTICIPATION

     You may enroll in the Plan at any time by completing a Plan Authorization Form and returning it to the Plan Administrator at the address set forth on the form.

     EXISTING STOCKHOLDERS.

          EXISTING STOCKHOLDERS. If you are a registered holder of Common Stock but not currently participating in the Plan, you must complete a Plan Authorization Form to participate in the new Plan. If you are a beneficial owner of Common Stock whose only shares are held in names other than your own (e.g., held by brokers, trustees or bank nominees), you must complete a Plan Authorization Form and either (a) become a stockholder of record by having the shares registered in your name, or (b) become a stockholder of record by enrolling in the Plan in the same manner as a non-stockholder.

          NON-STOCKHOLDERS. If you are not a registered owner of Common Stock, you must complete a Plan Authorization Form and pay a one-time account set-up fee of $5 PLUS an optional cash investment fee of $5 for a total of $10. You must also make an initial cash investment of at least $350. For automatic monthly cash investments, an initial investment of $50, together with a one time account set up fee $5 is required. A maximum of $50,000 may be initially invested in the Plan.

               EXAMPLE 1: A non-stockholder who wishes to enroll in the Plan by making an initial investment would complete the account authorization form and submit a check made payable to Shareowner Services for $360.00 (initial investment of $350 plus $5 one-time enrollment fee and $5 optional cash investment fee).

               EXAMPLE 2: A non-stockholder who wishes to enroll in the Plan by authorizing monthly electronic investments from his savings or checking account would complete the account authorization form INCLUDING SECTION D (Automatic Cash Withdrawal and Investment) authorizing monthly investments of at least $50. The investor would include a check for at least $55 to cover the one-time account set-up fee of $5 and the first optional cash investment of $50 made payable to Shareowner Services. All subsequent monthly optional cash investments will be electronically debited from the participant's bank account. All monthly cash purchases made by electronic investment will be assessed a $2 transaction fee which will be deducted from the cash investment.


                                   INVESTMENTS

     DIVIDEND REINVESTMENT. As described below, by participating in the Plan, you may have the cash dividends paid on all or a percentage of your shares of Common Stock (net of brokerage commissions and service fees as described below) automatically reinvested in Common Stock on the dividend payment date. THE PAYMENT OF DIVIDENDS ON COMMON STOCK IS AT THE DISCRETION OF MERCK'S BOARD OF DIRECTORS.


REINVESTMENT OPTIONS

     FULL DIVIDEND REINVESTMENT. If you elect the "Full Dividend Reinvestment" option on your Plan Authorization Form, the Plan Administrator will reinvest in additional shares of Common Stock all cash dividends paid on all shares of Common Stock then or subsequently registered in your name and on all shares of Common Stock then or subsequently held in your Plan account, including fractional shares and shares purchased with optional cash investments made under the Plan.

     PARTIAL DIVIDEND REINVESTMENT. If you elect the "Partial Dividend Reinvestment" option on your Plan Authorization Form, you must select the percentage (from 10% to 90%, in increments of 10%) of the total number of shares of Common Stock then or subsequently registered in your name and then or subsequently held in your Plan account with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest in additional shares of Common Stock all cash dividends paid on the specified percentage of shares.

     OPTIONAL CASH INVESTMENTS ONLY. If you elect the "Optional Cash Investments Only" option, you will continue to receive, as declared, by check or direct deposit, cash dividends paid on shares of Common Stock then or subsequently registered in your name and then or subsequently held in your Plan account.

     DIVIDEND PAYMENT DATES. If your Plan Authorization Form is received by the Plan Administrator on or before the record date for a particular dividend, dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If your Plan Authorization Form is received by the Plan Administrator after the record date, dividend reinvestment will not begin until the dividend payment date following the next record date. Dividends on Common Stock have historically been paid on the first business day of January, April, July, and October. Thus, for example, to begin automatic reinvestment of a dividend expected to be paid on April 1 in a given year, the Plan Administrator should receive your Plan Authorization Form by the first week in March.


CASH INVESTMENTS

     INITIAL CASH INVESTMENT. If you are not a registered owner of Common Stock, you must include an initial cash investment of at least $350 with your completed Plan Authorization Form or authorize automatic monthly cash investments by electronic funds transfer of at least $50. If you include an initial cash investment with your Plan Authorization Form, you must also include a one-time account set-up fee of $5 plus an optional cash investment fee of $5. If you elect to sign up for automatic monthly cash investments of at least $50, you must include at least $50 to cover the first initial investment along with a one-time set-up fee of $5. Subsequent electronic cash investments will be assessed a $2 transaction fee which will be deducted from the investment amount. See "Enrollment and Participation" above. Initial cash investments and payment of the account set-up fee must be made by check or money order payable to "Norwest Shareowner Services" in U.S. funds.

     OPTIONAL CASH INVESTMENTS. Participants may make optional cash investments at any time by personal check, money order or electronic funds transfer from a designated U.S. bank account. Participants may vary their optional cash investments from a minimum of $50 per investment up to a maximum of $50,000 per year. Initial cash investments are included in the month in which they are made for purposes of determining whether the $50,000 maximum has been reached.

     INITIAL AND OPTIONAL CASH INVESTMENTS ARE INVESTED IN SHARES OF COMMON STOCK NET OF BROKERAGE COMMISSIONS AND SERVICE FEES AS DESCRIBED BELOW.

     CHECK OR MONEY ORDER. Optional cash investments made by check or money order must be accompanied by a completed Plan Transaction Form and received by the Plan Administrator no later than two business days prior to an investment date for an initial cash investment and one business day prior to an investment date for optional cash payments, to be invested on that investment date; otherwise, optional cash investments are held by the Plan Administrator for investment on the next investment date. (See definition of Cash Investments, above.) Optional cash investments made by check or money order must be payable to "Norwest Shareowner Services" in U.S. funds.

     ELECTRONIC FUNDS TRANSFER. In addition to making optional cash investments by check or money order, participants may authorize automatic monthly electronic funds transfers from designated bank accounts. Participants' bank accounts are debited 4 business days prior to the investment date which is generally the third Tuesday or, if the third Tuesday is not a business day, the business day next following the third Tuesday of each month. Participants do not receive any confirmation of the transfer of funds other than as reflected in their monthly Plan account statements and in their bank account statements.

     To authorize electronic funds transfers, complete and sign the automatic funds transfer section of the Plan Authorization Form and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives the authorization form. You may change the amount of your monthly transfer or terminate your monthly transfer altogether by completing an EFT Authorization Form and returning it to the Plan Administrator or by contacting the Plan Administrator toll free at (800) 522-9114. To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least fifteen business days prior to the investment date.


INVESTMENT DATES

     DIVIDEND REINVESTMENT. Cash dividends are expected to be reinvested on the applicable dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date.

     OPTIONAL CASH INVESTMENTS. Optional cash investments are expected to be made on (a) Tuesday of each week or, if Tuesday is not a business day, the business day next following Tuesday or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date.

     NO INTEREST IS PAID ON FUNDS HELD BY THE PLAN ADMINISTRATOR PENDING THEIR INVESTMENT IN COMMON STOCK. ALL OPTIONAL CASH INVESTMENTS, INCLUDING THE INITIAL CASH INVESTMENT, ARE SUBJECT TO THE COLLECTION BY THE PLAN ADMINISTRATOR OF FULL FACE VALUE IN U.S. FUNDS.

     SOURCE OF SHARES. Shares purchased by participants under the Plan are acquired in the open market, negotiated transactions or purchased from treasury or new issue Common Stock that Merck has registered under the Securities Act. The Plan Administrator purchases shares in the open market or in negotiated transactions as soon as practicable (but in no event more than 5 business days) after the applicable investment date, subject to any waiting periods required under applicable securities laws or stock exchange regulations. Merck determines the source or sources of shares used to fulfill Plan requirements and, subject to certain regulatory restrictions on the frequency with which it can change its determination, may change such determination from time to time without notice to Plan participants. Merck expects that generally all Plan purchases will be effected in open market transactions.

     PRICE OF SHARES. The price per share of treasury or new issue Common Stock is the average of the high and low sale prices of the Common Stock (as reported on the New York Stock Exchange Composite Tape) on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next preceding day the New York Stock Exchange is open. The price of shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased for the applicable investment date. All purchases will be made within 5 business days of an investment date. The Plan Administrator may in its discretion commingle participants' funds for the purpose of effecting purchase orders and may offset purchase and sale orders to arrive at a net purchase or sale order. Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investment.


BROKERAGE COMMISSIONS, SERVICE FEES AND OTHER COSTS

     ACCOUNT SET-UP. Persons who are not registered holders of Common Stock, including persons authorizing automatic monthly cash investments, are charged a one-time account set-up fee of $5. Please note: As mentioned earlier in this prospectus, an optional cash investment transaction fee of $5 will be assessed on all initial investments made by check or money order. The fee must be paid by check or money order and is due at the time of enrollment. The fees must be added to the minimum initial cash investment of $350. A $2 per cash investment fee is assessed on all monthly optional cash investments made by electronic bank transfer.

     BROKERAGE COMMISSIONS. In addition to the service fees discussed below, participants pay a brokerage commission of $0.01 for each share of Common Stock purchased or sold for their Plan account in open market transactions, even if a purchase or sale order is used to offset another Plan order. Merck expects that generally all Plan purchases and sales will be effected in open market transactions. Brokerage commissions payable with respect to Plan purchases are deducted from the amount invested on behalf of participants. Brokerage commissions payable with respect to Plan sales are deducted from the proceeds payable to participants.

     SERVICE FEES. For each dividend reinvestment transaction, participants pay a service fee equal to 4% of the cash dividend reinvested up to a maximum of $2 per transaction. For each optional cash investment made by check or money order, participants pay a service fee of $5, and for each optional cash investment made by automatic electronic funds transfer, participants pay a service fee of $2. Dividend reinvestment and optional cash investment service fees are in addition to brokerage commissions and are deducted from the amount invested on behalf of participants. Participants pay a service fee of $5 in connection with sales of Plan shares. The service fee is in addition to brokerage commissions and is deducted from the proceeds payable to the selling participant.

     COMMISSIONS AND FEES SUBJECT TO CHANGE. The Plan Administrator may change from time to time the amount of commissions and fees charged participants upon 30 days' prior notice to participants.


ACCOUNT STATEMENTS

     The Plan Administrator maintains an account for each Plan participant and sends account statements to each participant as soon as practicable after each quarterly dividend reinvestment and each weekly optional cash investment and after any transfer, sale or withdrawal of Plan shares. The account statements provide participants with records of their purchases and sales and should be retained for tax purposes.


SHARE CERTIFICATES

     Plan purchases are credited to each participant's account and shown on the participant's account statement. Participants do not receive certificates for their Plan shares unless requested. This protects against loss, theft or destruction of stock certificates and reduces Merck's administrative costs associated with the Plan. Participants may obtain certificates for some or all full Plan shares at any time by submitting a Plan Transaction Form to the Plan Administrator or contacting the Plan Administrator toll free at (800) 522-9114. Any remaining full and fractional shares continue to be credited to participants' accounts. Certificates for fractional shares are not issued under any conditions.


SHARE SAFEKEEPING

     At any time beginning with enrollment in the Plan, participants may deposit with the Plan Administrator certificates representing shares of Common Stock, whether or not the shares were acquired under the Plan, at no cost to participants. To use this service, participants must send their certificates to the Plan Administrator with a properly completed Plan Transaction Form. Shares represented by certificates deposited with the Plan Administrator are credited to participants' accounts and thereafter are treated as if acquired under the Plan. Participants are responsible for maintaining their own records of the cost basis of certificated shares deposited with the Plan Administrator. Beneficial owners of Common Stock registered in street or other nominee name may in certain cases be able to electronically transfer their shares from their existing account to a Plan account. Beneficial owners who want to take advantage of this service should contact the Plan Administrator to obtain transfer instructions.

     Merck strongly recommends that participants use registered mail to mail their certificates to the Plan Administrator, insuring the certificates for 2% of the current market value of the shares represented thereby. In any case, participants bear the full risk of loss, regardless of the method used, in the event the certificates are lost.


     PARTICIPANTS SHOULD NOT ENDORSE THEIR CERTIFICATES PRIOR TO MAILING.


SHARE TRANSFERS WITHIN PLAN

     Participants may purchase shares of Common Stock for others by making cash investments on their behalf. To do this, you need only complete a Plan Authorization Form in the name of the recipient and return the completed form to the Plan Administrator together with the one-time account set-up fee of $5, a $5 optional cash investment fee (not required for automatic monthly cash investments) and either an initial investment of at least $350 or an authorization for automatic monthly cash investments of at least $50.

     Plan shares also may be transferred to a Plan account of another person subject to compliance with any applicable laws. To do this, participants must complete a Plan Transaction Form and return the completed Plan Transaction Form, together with an executed stock assignment, to the Plan Administrator. The signature of the transferring participant on the stock assignment must be Medallion guaranteed by an eligible financial institution. Stock assignments can be obtained from the Plan Administrator. If the person to whom the shares are gifted or transferred is not a participant in the Plan, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan.

     Participants may not pledge or grant a security interest in Plan shares or transfer Plan shares outside of the Plan unless certificates representing the shares have been issued by the Plan Administrator.


SALE OF SHARES

     Participants may sell some or all of their Plan shares by submitting the appropriate information on the Plan Transaction Form or by submitting a written request to the Plan Administrator. If the current market value of the shares requested to be sold is $25,000 or less, and the participant has previously authorized telephone transactions, a participant may sell Plan shares by contacting the Plan Administrator toll free at (800) 522-9114. The Plan Administrator may match or offset participants' sales orders against one or more purchase orders of other participants in the Plan. If not offset, the Plan Administrator executes the order on behalf of the participant in the open market or in negotiated transactions. The Plan Administrator may sell Plan shares to Merck. After settlement of the sale, the Plan Administrator will send the participant a check for the net proceeds of the sale. The proceeds received by the participant are based on the weighted average price at which the shares were sold less brokerage commissions, service fees charged by the Plan Administrator, and applicable transfer taxes.


TERMINATION

     Participants may terminate their participation in the Plan by submitting the appropriate information on a Plan Transaction Form or by submitting a written request to the Plan Administrator. If the current market value of a participant's Plan account is $25,000 or less, and the participant has previously authorized telephone transactions, a participant may terminate his or her participation in the Plan by contacting the Plan Administrator toll free at
(800) 522-9114. Termination requests must be received by the Plan Administrator on or before the record date to be effective as to the next cash dividend. Any such notice received after a dividend record date shall not be effective until dividends paid for such record date have been credited to the participant's account. In addition, termination requests of participants making optional cash investments by electronic funds transfers must be received by the Plan Administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next optional cash investment.

     Upon termination of a participant's participation in the Plan, unless the participant has requested on the Plan Transaction Form that some or all Plan shares be sold, the Plan Administrator will send the participant a certificate representing the number of full shares in the participant's Plan account and a check in the amount of the market value of any fractional share. If a participant so requests on the Plan Transaction Form, the Plan Administrator will sell some or all Plan shares on behalf of the participant. After settlement of the sale, the Plan Administrator will send the participant a check in the amount of the net proceeds of the sale (plus the market value of any fractional Plan share) and a certificate representing any full Plan shares not sold. The net proceeds received by the participant are based on the weighted average price at which the shares were sold less brokerage commissions of $ .01 per share, a $5 sale fee charged by the Plan Administrator, and applicable transfer taxes.

     After termination, previous participants may re-enroll in the Plan by submitting a new Plan Authorization Form and complying with all other enrollment procedures (see "Enrollment and Participation"). In order to minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, Merck reserves the right to deny participation in the Plan to previous participants who Merck or the Plan Administrator believes have been excessive in their enrollment and termination.



OTHER INFORMATION

     STOCK DIVIDENDS AND STOCK SPLITS. Any shares distributable to a Plan participant pursuant to a stock dividend or stock split by Merck on shares registered in the name of or credited to the account of a Participant under the Plan will be added to the Participant's account and not mailed or delivered directly to the Participant. The Participant, however, may request Merck to issue certificates for such stock dividends or split shares once they are added to the Participant's account (see "Share Certificates" page 10).


     DIVIDEND AND VOTING RIGHTS. Dividend and voting rights of shares purchased under the Plan commence upon settlement of the transaction, which normally is three business days after purchase.

Shares of Common Stock purchased on or within two business days prior to a dividend record date are considered "ex-dividend" and therefore not entitled to payment of that dividend.

     VOTING OF PLAN SHARES. For each meeting of stockholders, participants receive proxy materials that allow them to vote their Plan shares by proxy. Alternatively, participants can elect to vote their Plan shares in person at the meeting.

     LIMITATION OF LIABILITY. In administering the Plan, neither Norwest, the Plan Administrator nor the Independent Agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired for participants. Merck reserves the right to interpret and regulate the Plan as it deems necessary or advisable in connection with the Plan's operations.

     MODIFICATION OR TERMINATION OF THE PLAN. Merck may suspend, modify or terminate the Plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any shares then credited to a participant's account. Upon any whole or partial termination of the Plan by Norwest, each affected participant will receive a certificate for all full Plan shares and a check in the amount of the market value of any fractional Plan share.

     DENIAL OR TERMINATION OF PARTICIPATION BY NORWEST. At the direction of Norwest, the Plan Administrator may terminate a participant's participation in the Plan if the participant does not own at least one full share in the participant's name or held through the Plan. Merck also reserves the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent Merck deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. Participants whose participation in the Plan is terminated will receive certificates for all full Plan shares and a check in the amount of the market value of any fractional Plan share.


                         FEDERAL INCOME TAX INFORMATION

     THE INFORMATION SET FORTH BELOW SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE INFORMATION IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL SUCH CONSEQUENCES, NOR IS IT INTENDED TO BE A DESCRIPTION OF ANY KIND OF THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES MAY BE AFFECTED BY FUTURE LEGISLATION, IRS RULINGS AND REGULATIONS AND/OR COURT DECISIONS. FOR THAT REASON, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, OF PARTICIPATION IN THE PLAN.


FEDERAL INCOME TAX CONSEQUENCES

     DIVIDEND INCOME. Reinvested dividends are treated for federal income tax purposes in the same manner as if the participant had received the dividends in cash on the applicable dividend payment date.

     COST BASIS OF SHARES. For federal income tax purposes, the cost basis of shares purchased with reinvested dividends or optional cash investments is the purchase price of the shares.

     GAINS AND LOSSES FROM THE SALE OF SHARES. Participants do not realize any taxable income from the issuance of certificates representing Plan shares. Participants may realize gain or loss, however, at the time the shares are sold by the Independent Agent or by the participants after withdrawal of the shares from the Plan. The amount of realized gain or loss, if any, is based on the difference between the amount the participant receives for the shares and the cost basis of the shares.

     IRS REPORTS. The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.


DIVIDENDS SUBJECT TO WITHHOLDING

     A participant's dividends are subject to federal withholding if the participant fails to provide a taxpayer identification number to the Plan Administrator. Dividends of participants residing in certain foreign countries may also be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the dividend withheld is included in the dividend income.


                                 USE OF PROCEEDS

     The proceeds from the sales of treasury or new issue Common Stock pursuant to the Plan, if any, would be used for general corporate purposes. Merck has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. Merck expects that generally all Plan purchases and sales will be effected in open market transactions.


                                     EXPERTS


     The consolidated financial statements of Merck and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of Arthur Andersen, LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                          SUMMARY OF PLAN SERVICE FEES


     Account Set-up ..........................................   $5
      One-time charge for non-stockholders

     Optional Cash Investments by check or
      money order ............................................   $5
      Fee is assessed on each investment mailed to
      the administrator -- if multiple investments are
      made for one investment date, a $5 fee will be
      charged for each optional cash investment
      processed for that investment date.

     Optional Cash Investments by electronic funds
      transfer ...............................................   $2

     Dividend Reinvestment (per dividend reinvested) .........   4% of the dividend to be reinvested
      The fee is deducted from the dividend amount.               or $2, whichever is smaller

     Sales (full or partial) .................................   $5
      Fee is assessed for each sale request -- the
      sale fee and brokerage commissions are
      deducted from the sale proceeds.

     Brokerage Commissions ...................................   $.01 per share purchased or sold
      Brokerage commissions apply to all share
      purchases and sales, including dividend
      reinvestment.

     Copies of Prior Year Account Statements .................   ***At its discretion, Merck may charge
                                                                    a fee for researching information
                                                                    that is more than one year old.

     The following services are provided at no cost to the participant:

     *    Certificate withdrawal requests

     *    Safekeeping of plan shares

     *    Full or partial transfer of plan shares

     *    Copies of account statements for the current year

                                TABLE OF CONTENTS

Available Information .......................  2
Incorporation of Certain Documents by
   Reference ................................  2
Merck .......................................  3
Description of the Plan .....................  4
   Purposes .................................  4
   Commencement .............................  4
   Features .................................  4
   Considerations ...........................  5
   Administration ...........................  5
   Forms ....................................  6
   Eligibility ..............................  6
   Enrollment and Participation .............  7
Investments .................................  7
   Brokerage Commissions, Service Fees,
    and Other Costs ......................... 10
   Account Statements ....................... 10
   Share Certificates ....................... 10
   Share Safekeeping ........................ 11
   Share Transfers Within Plan .............. 11
   Sale of Shares ........................... 11
   Termination .............................. 12
   Other Information ........................ 12
Federal Income Tax Information .............. 13
   Federal Income Tax Consequences .......... 13
   Dividends Subject to Withholding ......... 14
Use of Proceeds ............................. 14
Experts ..................................... 14
Summary of Plan Services Fees ............... 15

                     --------------------------------------

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MERCK & CO., INC. ("MERCK") SINCE THE DATE HEREOF. NO DEALER, BROKER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MERCK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.



                                   PROSPECTUS


                                  [LOGO] MERCK

                                         STOCK INVESTMENT PLAN